EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                           STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                  June 3, 2003

Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181

The Bank of New York
Unit Investment Trust Dept.
101 Barclay Street, 17 West
New York, New York 10286

              Re: Van Kampen Focus Portfolios, Municipal Series 440
             California Insured Municipals Income Trust, Series 207
              Michigan Insured Municipals Income Trust, Series 179
              New York Insured Municipals Income Trust, Series 163
            Pennsylvania Insured Municipals Income Trust, Series 277

Gentlemen:

     We have examined Registration Statement File No. 333-105048 for the above mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                                Frank A Ciccotto
                                                                  Vice President